Exhibit 10.20

Revised February 15, 2019
February 12, 2019
Mark Altmeyer
660 Petty Brook Road
Princeton, NJ 08540

RE:    Agreement and General Release

Dear Mark,
You have resigned your employment with Axovant Sciences, Inc. effective February 15, 2019 (the “Termination Date”). This Agreement and General Release (this “Agreement”) sets forth the terms and conditions under which Axovant Sciences, Inc. is offering you additional pay and benefits, including with respect to your unvested equity awards, in exchange for you making and honoring certain commitments, including your agreement not to pursue legal action against the Company as described in Sections 7 and 8.
PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.

1.	Parties To This Agreement
This letter is a proposed agreement that Axovant Sciences, Inc. is offering to you. In this document, references to Mark Altmeyer refer to “you” and AXOVANT SCIENCES, INC. is referred to as “Axovant” or the “Company.” Together, you and Axovant Sciences, Inc. are referred to as the “Parties.”

2.	What You Will Receive Regardless of Whether You Enter Into This Agreement
Whether or not you enter into this Agreement, you will receive the following:

a.	Your regular base pay (less applicable withholding) through February 15, 2019; and

b.
If you are currently enrolled and participating in the Company’s medical/dental/vision benefits, your coverage will extend until the end of February 2019 (the month in which your separation from Axovant takes place.) Thereafter, you will be able to continue as a member of the Company’s Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits; and

c.	Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from Fidelity and you may direct questions to them at 1-800-603-4015; and

d.	Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies; and

e.
As long as you direct reference inquiries from potential employers to Raquel Crystal, Vice President, Human Resources, Axovant Sciences, Inc., 11 Times Square, 33rd Floor, New York, NY 10036, Raquel.Crystal@axovant.com, unless otherwise authorized in writing, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law.

3.	What You Will Receive Only If You Enter Into This Agreement.
As long as you timely sign, date and return this Agreement and the attached Form of Acknowledgement (IN NO CASE LATER THAN March 29, 2019) and you comply with the Agreement's requirements, then in addition to those payments and benefits described in Section 2 above:

•
You will receive the target annual performance bonus for which you would have been eligible in the performance review cycle ending March 31, 2019 (“Axovant Bonus”), prorated for the period from April 1, 2018 through February 15, 2019. The Axovant Bonus will be paid to you as soon as practicable following the day eight days following your execution of the Agreement, provided you do not revoke the Agreement under Section 24. Your receipt of the Axovant Bonus is also expressly contingent on your continued cooperation with the Company, as set forth in Section 16 of this Agreement; and

•	You will receive the modifications to your outstanding Axovant options, as described in Section 4.

4.	Modifications That Will Be Made To Outstanding Axovant Options Only If You Enter Into and Abide by the Terms of This Agreement
The Board of Directors of Axovant Sciences Ltd. has determined that Arvelle does not constitute an “Affiliate” of the Company for purposes of the Axovant Sciences Ltd. 2015 Equity Incentive Plan (the “Incentive Plan”), with the result that you will incur a termination of your “Continuous Service” under the Incentive Plan on your Termination Date.   However, as long as you timely sign and date this Agreement and the attached Form of Acknowledgement and return them to the Company no later than March 29, 2019, and you comply with the Agreement’s requirements, the terms of your outstanding options under the Incentive Plan (your “Options”) pursuant to your stock option agreements and option grant notices under the Incentive Plan will be modified, effective immediately prior to your Termination Date, as follows:

•
You will vest in your time-vesting Options in accordance with the current vesting schedule through to your Termination Date. In addition, if, on January 31, 2019, you have completed part of a vesting period, a pro rata portion of the time-vesting Options that would have vested on the next vesting date will vest on an accelerated basis, based on the number of days completed in that vesting period through to January 31, 2019. For example, if you last vested in a tranche of an Option grant on December 15, 2018, and you will vest in another 6.25% of the Option grant on March 15, 2019, you will have completed 47 days of the 90-day vesting period for that next tranche by January 31, 2019. Therefore, you will be treated as having vested in another 47/90 of the 6.25% tranche on January 31, 2019. The balance of that tranche (43/90 of the 6.25% tranche) will not be subject to prorated vesting and therefore will be forfeited, along with all other unvested Options.

•	You will vest in your performance-based Options to the extent that the stock price performance criteria under your Options have been met on or before your Termination Date.

•
Under the terms of the Incentive Plan and your Option grant agreements and notices, the exercise period for your vested Options generally expires three months after the termination of your Continuous Service, which would be May 15, 2019. However, this exercise period will be extended by nine months (for a total of 12 months following your Termination Date). As a result, you may exercise your vested Options through February 15, 2020, the one-year anniversary of your Termination Date. You acknowledge that, as a result of this extension, any Options that qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (whether time-vesting or performance-based), will cease to qualify as incentive stock options immediately prior to your Termination Date.

Your execution of this Agreement constitutes your agreement to the modification of your Options as described above.

5.	How To Enter Into This Agreement.
In order to enter into this Agreement, you must take the following steps:

a.	You must sign and date the Agreement and the attached Form of Acknowledgement. Signing and dating the Agreement and Form of Acknowledgment is how you “Execute” the Agreement.

b.
You must return the Executed Agreement to me on or before March 29, 2019, (unless such period is extended in writing by the Company). If the Company does not receive the signed and dated Agreement and Form of Acknowledgement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the benefits described in Section 3 or Section 4.

c.	You must comply with the terms and conditions of this Agreement.

6.	Your Acknowledgments.
By entering into this Agreement, you are agreeing:

•
The benefits in Section 3 and Section 4 are more than any benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you.

•
Your post-employment obligations under your offer letter, employment agreement, and any non-disclosure, confidentiality and restrictive covenant agreements between you and the Company or any of the Releasees, as defined below, shall remain in full force and effect, and you acknowledge and re-affirm those obligations.

•
You understand and agree that the opportunity created in relation to the cenobomate asset while you were employed by Axovant is Axovant’s corporate opportunity and you have fiduciary and contractual obligations to Axovant with respect to such corporate opportunity, until and unless you accept and commence employment with Arvelle. Therefore, you acknowledge and agree not to accept employment with or participate in any activity related to the cenobomate asset, other than as an employee of Arvelle, without the express written consent of Axovant.

•
Your outstanding stock options (the “Options”) previously granted to you under the Axovant Sciences Ltd. 2015 Equity Incentive Plan and the applicable award agreements shall be modified in accordance with Section 4.

•
Except for the items set forth in Section 2 of this Agreement, which you will receive regardless of whether you Execute this Agreement, the Company does not owe you anything except for what it is obligated to do by the terms this Agreement.

•
You have no legal entitlement to reemployment with the Company and its affiliates, and you waive and release any right to be considered for employment or reemployment with the Company and its affiliates, and/or the Company and its affiliates from any liability for any failure or refusal to hire you or engage you to perform services

•
During your employment with the Company, you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company, nor did you violate any material provision of a Company policy (collectively, “Violations”).

•
You are not aware of any Violation(s) committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; or to the extent you are aware of any such unreported Violation(s), you will, prior to your execution of this Agreement, immediately report such Violation(s) to the Company.

7.	YOU ARE RELEASING AND WAIVING CLAIMS
While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you will, except for certain exceptions described in Section 11, give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, you will give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to any employment agreement, offer letter, handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss, and including any potential Claims that you may have as an equity holder of the Company or its affiliates. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 11, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing nondiscrimination laws or the National Labor Relations Board.
Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as “Releasors.”
Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:

•	shareholders

•	officers, directors, employees, attorneys and agents

•	subsidiaries, divisions and any and all affiliated and related entities

•	employee benefit and pension plans or funds

•	successors and assigns

•	trustees, fiduciaries and administrators

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you are giving them up.

What Types of Claims Are You Giving Up? In exchange for the benefits in Section 3 and Section 4, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):
Federal Laws, such as: The Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; The Civil Rights Act of 1991; The Equal Pay Act; The Americans with Disabilities Act; The Rehabilitation Act; The Employee Retirement Income Security Act; The Worker Adjustment and Retraining Notification Act; The National Labor Relations Act; The Fair Credit Reporting Act; The Occupational Safety and Health Act; The Uniformed Services Employment and Reemployment Act; The Employee Polygraph Protection Act; The Immigration Reform Control Act; The Family and Medical Leave Act; The Genetic Information Nondiscrimination Act; The Federal False Claims Act; The Patient Protection and Affordable Care Act; The Consolidated Omnibus Budget Reconciliation Act; and The Lilly Ledbetter Fair Pay Act.
State and Municipal Laws, such as: The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers' Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter.
You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 11.
This Release Is Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 11.

8.	YOU ARE AGREEING NOT TO SUE
Except as provided in Section 11, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 7 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.

9.	Representations Under The FMLA (leave law) And FLSA (wage and hour law).
You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act (“FLSA”) or any other federal, state or municipal laws.

10.	You Have Not Already Filed An Action.
You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.

11.	Exceptions To Your Release Of Claims And Covenant Not To Sue.
In Sections 7 and 8, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•	Enforce the terms of this Agreement; or

•	Challenge the validity of this Agreement; or

•	Make any disclosure of information required by law; or

•
Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or

•	Provide truthful testimony in any forum; or

•	Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or

•
File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or

•	File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.
For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12.	Your Continuing Obligations.

You acknowledge and re-affirm your continuing post-employment obligations pursuant to any offer letter, employment agreement, and any non-disclosure, confidentiality and restrictive covenant agreements executed between you and any of the Releasees. You further acknowledge your continuing obligations and restrictions in the attached Form of Acknowledgement.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.	Return Of Property.
As of your Termination Date, except as otherwise expressly agreed with the Company for the purposes of facilitating your resignation, you agree that you have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment. You also acknowledge your return of Company property in the attached Form of Acknowledgement.

14.	Prior Disclosures.
You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed to the General Counsel of the Company or his delegate. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

15.	Non-Disparagement.
You agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company or the Releasees. Nothing in this Section 15 is intended to restrict or impede your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

16.	Confidentiality.

In order to protect the legitimate business interests of the Company and in consideration of the payments described in Section 3, You agree that you will not disclose the Company’s Confidential Information, as defined below, directly or indirectly, at any time after your employment with the Company ends, except to persons authorized by the Company to receive this information. You agree that you will not use Confidential Information, directly or indirectly, at any time after your employment with the Company ends, for your personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company. You agree that you will take all action reasonably necessary to protect Confidential Information from being disclosed to anyone other than persons authorized by the Company.

As used in this Agreement, “Confidential Information” means all of the trade secrets, know-how, ideas, business plans, business operations, data, pricing information, the identity of and any information concerning customers or suppliers, trials or studies, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which you may have acquired or developed knowledge of during your work for the Company, or from your colleagues while working for the Company.

17.	Duty of Cooperation.
You agree to cooperate fully and in a timely manner with the Company and its legal counsel with respect to any matter about which you have knowledge or in which you were involved while employed, including any litigation, investigation, government or other regulatory proceeding, including patent prosecutions and enforcement matters.

18.	The Company’s Remedies For Breach.
If you breach any section of this Agreement, including without limitation, Section 7, 8, 13, 14, 15, 16 or 17 or otherwise seek to bring a Claim given up under this Agreement, the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond.
You further acknowledge that if you breach of any section of this Agreement, you will automatically forfeit your right to receive any and all of the benefits enumerated in Section 3 and Section 4 of this Agreement.
You further acknowledge and understand that if the Company should discover any such Violation(s) as described in Section 6 after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.

You further acknowledge and agree that in the event the you breach Section 15 of this Agreement, you shall be liable to pay the Company liquidated damages in the amount of $100,000. You further acknowledge and agree that the harm to the Company by breach of Section 15 of this Agreement is unascertainable at this time and the amount of liquidated damages provided for is reasonable at the time of the execution of this Agreement. The availability of liquidated damages shall in no way prohibit the Company from recovering actual damages in excess of $100,000 that are caused by your breach of any section of this agreement, including Section 15.

19.	Governing Law.
This Agreement is governed by New York law, without regard to conflicts of laws principles.

20.	Successors And Assigns.
This Agreement is binding on the Parties and their heirs, executors, successors and assigns.

21.	Severability And Construction.
If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

22.	No Admission.
By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.

23.	Do Not Rely On Verbal Statements.

•	This Agreement sets forth the complete understanding between the Parties.

•	This Agreement may not be changed orally.

•
This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that, as set forth in Section 12, the obligations concerning confidentiality or post-termination activities remain in full force and effect.

•
Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

24.	Your Opportunity To Review and Revoke.

a.
Review Period. You have forty-five (45) calendar days from the day you receive this Agreement to consider the terms of this Agreement, sign it and return it to Raquel Crystal, Vice President, Human Resources, Axovant Sciences, Inc., 11 Times Square, 33rd Floor, New York, NY 10036, Raquel.Crystal@axovant.com. Your opportunity to accept the terms of this Agreement will expire at the conclusion of the forty-five (45) calendar day period if you do not accept those terms before time expires. That means that your opportunity to accept the terms of this Agreement will expire on March 29, 2019. You may sign the Agreement in fewer than forty-five (45) calendar days, if you wish to do so. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.

b.	Talk To A Lawyer. During the review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

c.
    Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to Raquel Crystal, Vice President, Human Resources, Axovant Sciences, Inc., 11 Times Square, 33rd Floor, New York, NY 10036, Raquel.Crystal@axovant.com.

25.	We Want To Make Absolutely Certain That You Understand This Agreement.
You acknowledge and agree that:

•	You have carefully read this Agreement in its entirety;

•	You have had an opportunity to consider the terms of this Agreement;

•	You have had an opportunity to consider the terms of this Agreement for at least forty-five (45) calendar days;

•	You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;

•	You have received an attachment to this Agreement (Exhibit B) that identifies:

o	the decisional unit, which means the class, unit, or group of individuals covered by the offer of the payment(s) in consideration for signing this release as a part of a group termination;

o	the factors the Company used to determine who was eligible or selected;

o	the job titles and ages of all individuals within the decisional unit eligible or selected (Exhibit B-1); and

o	the job titles and ages of all individuals within the decisional unit who were not selected or made eligible (Exhibit B-2);

•
You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;

•	You fully understand the significance of all of the terms and conditions of this Agreement; and

•	You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL REVIEW PERIOD DESCRIBED ABOVE.

/s/ Mathew Bazley      /s/ Mark Altmeyer
AXOVANT SCIENCES, INC                    Mark Altmeyer

By:    Mathew Bazley

Dated: ____3/16/19________                Dated:     ______3/16/19________